Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

March 28, 2002

Dear Sir or Madam,

We have read Item 4 included in the Current Report on Form 8-K dated March 21, 2002 of Chicago Mercantile Exchange Holdings Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

MC

Copy to:
Mr. David G. Gomach
Chief Financial Officer
Chicago Mercantile Exchange Holdings Inc.